                                                                   Exhibit 10.24

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     This Employment and Non-Competition Agreement (the "AGREEMENT") is dated as of November 29, 1999, by and among Nicholas Tompkins ("TOMPKINS"), Landec Corporation, a California corporation ("LANDEC"), and Bush Acquisition Corporation, a Delaware corporation and subsidiary of Landec ("NEW APIO"), but shall only be effective upon the Closing of the transactions set forth in the Purchase Agreement (as defined below).

                                    RECITALS

     A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger and Purchase Agreement, dated as of November 29, 1999 (the "PURCHASE AGREEMENT"), by and among Landec, New Apio, and certain other parties. Pursuant to the terms of the Purchase Agreement, New Apio will acquire all of the stock and/or partnership interests (the "ACQUISITION") of an integrated produce harvesting, packing, cooling and distribution business (the "BUSINESS").

     B. In order to induce Landec and New Apio to consummate the Acquisition, Tompkins is willing to enter into this Agreement.

                                    AGREEMENT

     The parties hereby agree as follows:

     1. TERM OF AGREEMENT. This Agreement shall commence on the Closing of the transactions contemplated by the Purchase Agreement (the "EFFECTIVE DATE") and shall have a term of five (5) years therefrom (the "EMPLOYMENT TERM").

     2. DUTIES OF TOMPKINS DURING EMPLOYMENT TERM.

          (a) POSITION. During the Employment Term, Tompkins shall be employed as Senior Vice President of Landec and Chief Executive Officer of New Apio, and as such, will have overall responsibility for certain financial results and the marketing, sales, strategic planning, and operations (including day-to-day operations) of New Apio. Tompkins will report to the Chief Executive Officer and President of Landec.

          (b) OBLIGATIONS. Tompkins agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from him pursuant to the terms hereof, and to the reasonable satisfaction of the President of Landec. During the Employment Term, Tompkins further agrees that he will devote a substantial majority of his business time and attention to the business of New Apio and New Apio will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. During the Employment Term, except to the extent necessary in connection with the liquidation of any Unacquired Party (as defined in the Purchase Agreement), Tompkins will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of New Apio, Landec or any subsidiary or parent corporation of New

Apio or Landec. Tompkins will comply with and be bound by New Apio's operating policies, procedures and practices from time to time in effect during the term of Tompkins' employment.

     3. COMPENSATION DURING EMPLOYMENT TERM. For the duties and services to be performed by Tompkins as an employee hereunder, Landec and New Apio shall provide compensation and other benefits as follows:

          (a) SALARY. Tompkins shall receive a monthly salary of at least $16,666.67, which is equivalent to $200,000.00 on an annualized basis. Tompkins' monthly salary will be payable in regular installments pursuant to New Apio's normal payroll practices.

          (b) LANDEC OPTION GRANT. At the Closing, Landec will issue to Tompkins options to purchase 850,000 shares of the Common Stock of Landec (the "LANDEC OPTION") with an exercise price equal to the fair market value of the underlying shares as of such date, as measured in accordance with the appropriate accounting policies of Landec. The right to exercise the Landec Option will vest at the rate of 1/2 of the shares subject thereto on the first anniversary of the date of the grant and an additional 1/24th of the shares subject thereto at the end of each one month period thereafter (total vesting in 24 months), provided that as of each such date, Tompkins' employment with New Apio has not been terminated. In the event Tompkins' employment is terminated by Involuntary Termination, Tompkins' right to exercise the Landec Option will vest immediately in full. The Landec Option will be an Incentive Stock Option to the maximum extent allowed by the Internal Revenue Code of 1986, as amended, and will be subject to the terms of each of the Stock Option Agreements attached hereto as EXHIBIT A-1 AND A-2. The right to exercise the Landec Option as to 60,000 shares shall terminate upon the earlier of the sixth anniversary of the date of issuance or thirty (30) days after the termination of Tompkins' employment and the Landec Option as to 790,000 shares shall terminate upon the sixth anniversary of the date of issuance or, if Tompkins employment with New Apio is terminated other than by Involuntary Termination, thirty (30) days after the termination of employment. In addition to the Landec Option, to the extent any shares of Common Stock of Landec subject to any option granted to the Chief Operating Officer of New Apio do not vest due to such Chief Operating Officer's termination of employment, within five (5) years after the date of his hiring, Landec agrees to grant an additional option for such number of unvested shares of Landec Common Stock (not to exceed 150,000 shares) to Tompkins at the fair market value of such stock at the time of such termination and Tompkins' right to exercise such options shall vest in accordance with this Section 3(b).

          (c) RESTRICTIONS ON DISPOSITION. During the period commencing on the date of issuance of the Landec Option and ending on the second anniversary thereof, Tompkins agrees that he will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, or offer or agree to do any of the foregoing, or in any other way reduce the risk of his ownership of or investment in the shares of Landec Common Stock underlying the Landec Option (the "LANDEC STOCK"), or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor or any option, right or other interest with respect to any of the Landec Stock or aforementioned securities.

          (d) NEW APIO STOCK OPTION. On the Effective Date, Tompkins will be granted an option to purchase two million (2,000,000) shares of the Common Stock of New Apio (the "OPTION"), with an exercise price equal to the fair market value as of the Effective Date, as determined in good faith by New Apio's Board of Directors in light of the Acquisition and the related contribution of certain assets by Landec to New Apio, which represents ten percent (10%) of the outstanding capital stock (including shares subject to the Option, but not including any shares reserved for future issuance under any option plan for the benefit of employees of and consultants to New Apio) as of the date of issuance. The right to exercise the Option will vest at the rate of 1/5th of the shares subject thereto on the first anniversary of the date of the grant and an additional 1/60th of the shares subject thereto at the end of each one month period thereafter (total vesting in 60 months), provided that as of each such date, Tompkins' employment with New Apio has not been terminated. The Option will be an Incentive Stock Option to the maximum extent allowed by the Internal Revenue Code of 1986, as amended, and will be subject to the terms of the Stock Option Agreement attached hereto as EXHIBIT B. The right to exercise the options shall terminate upon the earlier of the tenth anniversary of the date of issuance or thirty (30) days after the termination of Tompkins' employment.

          (e) BONUSES. Beginning one year after the date of this Agreement, New Apio agrees, in good faith to evaluate the propriety of a bonus program for Tompkins. Notwithstanding the foregoing, Tompkins' entitlement to any incentive bonuses from New Apio is discretionary and shall be determined by the Board of New Apio, or its Compensation Committee in good faith.

          (f) ADDITIONAL BENEFITS. During the Employment Term, Tompkins will be eligible to participate in New Apio's employee benefit plans of general application including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Tompkins will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as New Apio generally provides to its other employees of comparable position and experience.

          (g) REIMBURSEMENT OF EXPENSES. Tompkins shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, New Apio for reasonable expenses, provided that such expenses are substantiated in accordance with New Apio policies.

          (h) INSURANCE PREMIUMS. During the Employment Term, Landec and New Apio shall pay the premiums on the life insurance policies listed, with respect to Tompkins, on Schedule 4.18 to the Purchase Agreement. Upon termination of this Agreement, Tompkins shall have the option to purchase any such life insurance policy for its then cash surrender value.

     4. REQUEST FOR REGISTRATION.

          If New Apio shall receive at any time after the third anniversary of the Effective Date, a written request from Tompkins that New Apio file a registration statement under the Securities Act of 1933 (the "Securities Act") covering the registration of shares of the Common Stock of New Apio, then New Apio shall, (a) subject to the terms and conditions set forth in the

Rights Agreement, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Common Stock of New Apio held by Tompkins which the Tompkins requests to be registered in accordance with the terms set forth in the Rights Agreement attached hereto as EXHIBIT C (the "RIGHTS AGREEMENT"), and (b) agree to include New Shares (as defined in the Rights Agreement) representing not greater than twenty percent (20%) of the then outstanding capital stock of New Apio in such registration. The terms and conditions of such rights of registration shall be governed by the Rights Agreement.

     5. TERMINATION AND SEVERANCE BENEFITS.

          (a) TERMINATION OF EMPLOYMENT. This Agreement may be terminated:

               (i) By New Apio for Cause (as defined below) ("TERMINATION FOR CAUSE");

               (ii) By Tompkins, on the effective date of a written notice sent to New Apio from Tompkins stating that Tompkins is electing to terminate his employment with New Apio ("VOLUNTARY TERMINATION"); or

               (iii) By Tompkins, on the effective date of a written notice sent to New Apio from Tompkins stating that Tompkins' employment has been terminated by a Constructive Termination (as defined below).

          (b) SEVERANCE BENEFITS. Tompkins shall be entitled to receive severance benefits upon the termination of his employment only as set forth in this Section 5(b):

               (i) VOLUNTARY TERMINATION. If Tompkins' relationship with New Apio terminates by Voluntary Termination, then Tompkins shall not be entitled to receive payment of severance benefits. Tompkins will receive payment(s) for all salary and unpaid vacation accrued as of the date of Tompkins' termination of employment and Tompkins' benefits will be continued under New Apio's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

               (ii) INVOLUNTARY TERMINATION. If Tompkins' relationship with New Apio is terminated by a Constructive Termination (as defined below) or for any reason other than by reason of Tompkins' Voluntary Termination or a Termination for Cause, including the death or permanent disability of Tompkins (an "INVOLUNTARY TERMINATION"), provided that at no time during the Severance Period is Tompkins in violation of any material term of this Agreement, including without limitation, the non-competition provisions hereof, Tompkins or his estate will be entitled to receive payment of severance benefits equal to Tompkins' regular monthly salary from the date of such Involuntary Termination until the expiration of the Employment Term (the "SEVERANCE PERIOD"). Such payments shall be made ratably over the Severance Period according to New Apio's standard payroll schedule. In such event, Tompkins will also be entitled to receive payment on the date of termination of any bonus payable under Section 3(e) pro-rated for the period during which Tompkins was employed as compared with the period for which the bonus was being earned. Under such circumstances, health insurance benefits with the same coverage provided to Tompkins prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at New Apio's cost until the end of the Employment Term. The foregoing benefits are the only benefits that Tompkins shall be entitled to receive in connection with an Involuntary Termination and state the maximum collective liability of Landec and New Apio with respect to the termination of the employment of Tompkins.

               (iii) TERMINATION FOR CAUSE. If Tompkins' employment is terminated for Cause, then Tompkins shall not be entitled to receive payment of any severance benefits. Tompkins will receive payment(s) for all salary and unpaid vacation accrued as of the date of Tompkins' termination of employment and Tompkins' benefits will be continued under New Apio's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

               (iv) CONSTRUCTIVE TERMINATION. A "CONSTRUCTIVE TERMINATION" shall be deemed to occur if: (A) (1) there is a material change in Tompkins' position causing such position to be of materially less stature or of less responsibility, (2) there is a material breach by New Apio of any of its obligations hereunder, or (3) Tompkins is required as a condition of his continued employment with New Apio to relocate to a facility or location more than fifty (50) miles from the location of employment designated for Tompkins as of the Effective Date; and (B) within the sixty (60) day period immediately following such a change, reduction or required relocation, Tompkins elects to terminate his employment voluntarily.

               (v) CAUSE. For purposes of this Agreement, "CAUSE" for Tompkins' termination will exist at any time after the happening of one or more of the following events:

                    (A) Tompkins' willful misconduct or gross negligence in performance of his duties hereunder;

                    (B) Tompkins' repeated or unjustified unavailability to perform his duties in accordance with this Agreement, which is not cured within thirty (30) days of written notice from New Apio to Tompkins in accordance with the terms hereof;

                    (C) Tompkins' dishonest or fraudulent conduct, a deliberate attempt to do an injury to New Apio or Landec or intentional, reckless or grossly negligent conduct that materially discredits New Apio or Landec or is materially detrimental to the reputation of New Apio or Landec, including, without limitation, conviction of a felony;

                    (D) Tompkins' breach of any element of the Confidentiality Agreement (as defined below), including without limitation, Tompkins' theft or other misappropriation of New Apio's or Landec's proprietary information; or

                    (E) Tompkins' breach of any material provision of this Agreement, including without limitation any of the non-competition provisions hereof, in any other respect than as described above, which Tompkins fails to cure within ten
(10) days of receipt of written notice from Landec identifying such breach.

     6. AGREEMENT NOT TO COMPETE.

          (a) EXPERIENCE AND SKILL OF TOMPKINS. As a principal agent of the Business, Tompkins has been actively involved in the management of the Business for many years and has thereby acquired considerable experience and skill. Landec and New Apio wish to protect their investment in the Business by restricting the activities of Tompkins which might compete with or otherwise harm such Business, and as part of the consideration and inducement to Landec and New Apio for acquiring the Business, Tompkins is willing to agree to and abide by such restrictions as hereinafter provided.

          (b) COVENANT NOT TO COMPETE.

               (i) GENERAL. Tompkins acknowledges that he holds a substantial fraction of the ownership interest in the Business. Tompkins further acknowledges that the value of the consideration paid by New Apio in connection with the Acquisition is substantial and that preservation of the goodwill associated with the Business is a part of the consideration which New Apio and Landec are receiving in the Acquisition. Landec and New Apio desire that Tompkins enter into a non-competition agreement with New Apio as set forth in this section and Tompkins is willing to agree to such non-competition provisions as set forth herein. The Sellers (as defined in the Purchase Agreement) and Tompkins agree that such non-competition provisions are separately bargained-for consideration and are material inducements to Landec and New Apio to consummate the Acquisition.

               (ii) NON-COMPETE. In connection with the Acquisition, Tompkins agrees that, for a period of five (5) years following the Closing (the "RESTRICTION PERIOD"), except (i) as an employee or consultant of Landec, New Apio or another subsidiary of Landec or New Apio or (ii) to the extent necessary in connection with the liquidation of any Unacquired Party (as defined in the Purchase Agreement), Tompkins will not own, operate, manage, or provide consulting services to, or be an employee of, or own an interest in, or be a proprietor, owner, partner, stockholder, director, officer, employee, consultant, agent or representative of, a person, corporation, partnership or other entity, including, without limitation, a family member, which owns, operates, manages, or provides consulting services to, or in any other way provides services to, either directly or indirectly, any business or businesses engaged in the "RESTRICTED BUSINESS" in a "RESTRICTED TERRITORY" (as such terms are defined below). Notwithstanding the foregoing, nothing contained in this Section shall prohibit Tompkins from making investments in any corporation whose securities are regularly and publicly traded on a national stock exchange or the Nasdaq National Market, provided that such investments shall not result in his owning beneficially at any time five percent (5%) or more of the equity securities of any corporation which is engaged in the Restricted Business.

               (iii) CERTAIN DEFINITIONS. For purposes of this Section 6:

                    (A) "PRODUCE" shall mean as of any point in time, any food product of the type which is then being regularly processed or sold by New Apio.

                    (B) "RESTRICTED BUSINESS" shall mean the harvesting, packing, cooling and distribution of Produce or the farming, leasing or subleasing of farm land on which Produce is grown other than for subsequent sale to or processing by New Apio.

                    (C) "RESTRICTED TERRITORY" shall mean the counties, cities and states of the United States of America, including, without limitation, California, and each political subdivision and/or nation of Canada, Mexico, Asia, Europe, and Central and South America.

               (iv) SOLICITATION. During the Restriction Period, Tompkins shall not (i) engage or participate in any effort or act to solicit customers, suppliers, associates or employees of New Apio to cease doing business, or their association or employment with New Apio, or (ii) interfere in any manner in the contractual or employment relationship between Landec, New Apio and any customer, supplier, associate or employee of Landec or New Apio.

               (v) REFORMATION. In the event that the provisions of this Section should ever be deemed by a court of competent jurisdiction to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be automatically reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

          (c) CONSIDERATION FOR COVENANT NOT TO COMPETE. The sole consideration for Tompkins' faithful performance of his obligations set forth in this Agreement is the willingness of New Apio and Landec to consummate the Acquisition.

          (d) REPRESENTATIONS OF TOMPKINS. Tompkins represents that: (i) he is familiar with the covenants not to compete and not to solicit set forth in this Agreement, (ii) he is fully aware of his obligations under this Agreement, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) he is receiving specific, bargained-for consideration for his covenants not to compete and not to solicit, and (iv) execution of this Agreement, and performance of Tompkins' obligations under this Agreement, will not conflict with, or result in a violation or breach of, any other agreement to which Tompkins is a party or any judgment, order or decree to which Tompkins is subject.

          (e) BREACH. Tompkins acknowledges that in the event of breach of any of the provisions of this Agreement by Tompkins, Landec and New Apio would sustain irreparable harm, and, therefore, Tompkins agrees that in addition to any other remedies which Landec or New Apio may have under this Agreement or otherwise, New Apio shall be entitled to obtain equitable relief, including specific performance and injunctions restraining Tompkins from committing or continuing any such violation of this Section.

          (f) REASONABLENESS OF RESTRICTIONS. Tompkins acknowledges that the length, scope and geographic coverage to which the restrictions imposed in this Section shall apply are fair and reasonable and are reasonably required for the protection of Landec and New Apio and that the definition of Restricted Business used in this Agreement conforms to the Business as currently conducted or proposed to be conducted.

     7. ELECTION TO NEW APIO'S BOARD OF DIRECTORS. During the Employment Term, and so long as (a) Tompkins remains the Chief Executive Officer of New Apio, and
(b) Tompkins has not breached any of the material terms of this Agreement, including without limitation, the non-competition provisions hereof, Landec will vote such shares of New Apio as are held by it, so as to cause Tompkins to be elected to New Apio's Board of Directors.

     8. CONFIDENTIALITY AGREEMENT. Tompkins shall sign, or has signed, a Proprietary Information and Assignment of Inventions Agreement (the "CONFIDENTIALITY AGREEMENT") substantially in the form attached hereto as EXHIBIT D. Tompkins hereby represents and warrants to New Apio that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Tompkins' employment with New Apio in accordance with the terms thereof.

     9. CONFLICTS. Tompkins represents that his performance of all the terms of this Agreement will not breach any other agreement to which Tompkins is a party. Tompkins has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Tompkins further represents that he is entering into or has entered into an employment relationship with New Apio of his own free will.

     10. MISCELLANEOUS PROVISIONS.

          (a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties.

          (b) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

          (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

          (d) SEVERABILITY. The parties intend that the covenants contained in
Section 6 shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision of the Restricted Territory. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.

Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in Section 6, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. If one or more of the other provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (f) ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Jose, California in accordance with the Commercial Arbitration rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(f) shall not apply to the Confidentiality Agreement. The prevailing party in any such arbitration shall be entitled to an award of attorneys' fees and costs of the arbitration against the other party.

          (g) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

          (h) WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY THAT THE PARTIES MAY HAVE IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

          (i) ENTIRE AGREEMENT. This Agreement, together with all attachments hereto, the Purchase Agreement and all attachments thereto, and the Indemnification Agreement between Tompkins and Landec, represents the entire agreement of the parties with respect hereto and thereto, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

     The parties have executed this Employment and Non-Competition Agreement the date first written above.

                                LANDEC CORPORATION


                                -------------------------------------------
                                Gary T. Steele, President & CEO

                                Address:    3603 Haven Avenue
                                            Menlo Park, California 94025



                                BUSH ACQUISITION CORPORATION

                                -------------------------------------------
                                Gary T. Steele, President & CEO

                                Address:    3603 Haven Avenue
                                            Menlo Park, California 94025




                                -------------------------------------------
                                Nicholas Tompkins

                                Address:    193 Oak Grove Lane
                                            Arroyo Grande, California 93420




                [SIGNATURE PAGE TO TOMPKINS EMPLOYMENT AGREEMENT]